Exhibit 10.3

                            2000
                            ABCBS
                          Incentive
                             Plan

                         Angela Braly

                  Executive Vice President




                  The ABCBS Incentive Plan

                         Eligibility

The 2000 ABCBS Incentive Plan (AIP) is a short-term incentive program designed to reward the key management team for the achievement of financial and individual goals. This booklet contains specific incentive plan guidelines designed exclusively for the Executive Vice President of ABCBS.



  ABCBS reserves the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of the company to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.



                 Overall Program Description


The key element in determining your AIP incentive opportunity is overall corporate financial performance as measured by ABCBS's 2000 net income. Your incentive opportunity is based on ABCBS's accomplishment of specific and previously determined net income goals. An incentive pool will be created as long as ABCBS meets a threshold level of net income shown on page 2. As net income rises above this threshold, so will your incentive opportunity.

For 2000, your target incentive is 43% of your base salary.
This target percentage is aligned with ABCBS's target net income objective as shown in the incentive pool table on page 2.



                       Incentive Pool

The key element in determining the size of your incentive pool is the overall corporate financial performance as measured by the company's 2000 net income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (net income) and individual goals.

There will be no incentive payment for performance below the threshold level.

The incentive pool size is expressed as a percentage of your base salary as of December 31, 2000.


                   Incentive Pool Funding

                    Threshold      Target      Maximum

Net Income:*          $#           $#             $#

Pool Size as a %
of base salary:        14%           43%         66%


    *Net income is ABCBS total income, excluding one time
                          charges.
    #Material has been omitted pursuant to a request for confidential treatment. This material has been filed separately.


           Source: Corporate Financial Statements

        Note: Performance results for the pool will be
                        interpolated.


             Corporate and Individual Incentives

Corporate Financial Incentive - 75% of your incentive payment is based solely on the accomplishment of the corporate financial goal, i.e., you receive 75% of the incentive payment as shown in the incentive pool table on page 2.

Individual Incentive - Additionally, 25% of your incentive payment is based on the accomplishment of individual goals. The corporate financial goal result (ABCBS net income) will determine the incentive pool available for individual goal accomplishment. The corporate financial goal threshold must be met before any payout for individual goals will occur.

Your individual goals will be specific and/or unique discretionary goals that will be tied to and support the overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the President/CEO and the Compensation Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for individual goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

Minimum Incentive Payout --  There is no minimum incentive.

                Administration of the Program

Year-end corporate financial results for 2000 are expected to be available by March 2001. Once known, your performance results as measured against your individual discretionary goals should be forwarded to the President/CEO and the Compensation Committee of the Board for approval. After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur no later than March 15, 2001, following acceptance and approval by the Compensation Committee of the Board of Directors.

Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s).
Incentives for those newly hired into positions eligible for the AIP will be calculated using the participant's hire date.
          Administration of the Program (continued)



The size of the financial and individual performance components is expressed as a percentage of your base salary as of December 31, 2000. If the participant moves into or out of an eligible position, or moves from one AIP level to another, (ex. Vice President to Senior Vice President), the incentive pool will be based on the participant's base salary for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

If an eligible participant receives a performance rating of DNM (Does Not Meet Standards) at his or her annual performance review, he or she will become ineligible to receive an incentive payment for that year.

A participant whose employment is terminated for any reason prior to the incentive payment payout will be ineligible to receive a payment under this plan. The only exceptions relate to death or disability while employed. In these cases, the incentive payment will be prorated according to the number of full months the participant spent in the position(s). In the case of death, payment will be made to the participant's beneficiary, as specified in the company provided life insurance policy.